Exhibit 99.1

Perry Ellis International Reports Second Quarter Revenue Growth of 33% and Record Q2 Earnings of $1.8 million

•	Total Q2 revenue increased 33% to $214.4 million as compared to $161.8 million in the same prior year period

•	Net income increased 194% to $1.8 million compared to a net loss of $2.0 in Q2 of last year

•	Earnings per fully diluted share of $0.11 compared to ($0.15) per share in the comparable year period.

•	EBITDA increased 81% to $8.9 million as compared to $4.9 million for prior year

•	Company increases its fiscal 2012 EPS guidance to a range of $2.45 to $2.52 from a range of $2.40 to $2.50 and forecasts revenue to exceed $1.0 billion

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the second quarter ended July 30, 2011 (“second quarter of fiscal 2012”).

Second Quarter Results from Operations

For the second quarter of fiscal 2012, total revenues increased 33% to $214.4 million compared to $161.8 million in the comparable prior year period ended July 31, 2010 (“second quarter fiscal 2011”). Strength within men’s golf, women’s dresses under Laundry by Shelli Segal, International in the U.K., and Mexico, and solid increases in direct to consumer drove an 18% increase in organic revenue for the quarter. In addition, the recently acquired Rafaella business contributed approximately $22.8 million in revenue for the second quarter of fiscal 2012.

Total gross profit for the quarter increased to $72.3 million compared to $58.2 million in the comparable prior year period. Gross margin was 33.7% for the quarter as compared to 36.0% last year. The planned gross margin decrease was due to the opportunistic revenue increases of lower gross margin program businesses, the conversion of the Perry Ellis dress shirts and small leather goods businesses from licensing to wholesale, the decrease of our higher margin licensing business as a percentage of total revenue mix, and the the ladies business, including Rafaella. This decrease was partially off-set by higher gross margins in both direct to consumer and International. Furthermore, selling, general, and administrative expenses as a percentage of total revenues were 29.6% in the second quarter of fiscal 2012 compared to 32.9% in the comparable prior year period, a 330 basis point improvement reflecting leverage of corporate services.

“Expansion of our core businesses and the addition of Rafaella women’s sportswear resulted in a strong profit for the second quarter. We believe this exemplifies the success of our diversification strategies and the ongoing strength of our growth initiatives. We are very pleased to achieve this performance in what traditionally has been an unprofitable quarter for our Company and during what continues to be an uncertain domestic and global economy,” commented Oscar Feldenkreis, President and COO.

Mr. Feldenkreis continued, “Our efforts in expanding our international footprint are beginning to gain strong traction. Our focus on direct to consumer was also productive as we achieved solid gains in these businesses. We also successfully acquired six top retail leases in an auction, which will be converted into full price doors. These locations are scheduled to open at the start of the holiday season.”

Net income attributable to Perry Ellis International, Inc. increased 194% to $1.8 million, or $0.11 per fully diluted share (“EPS”), compared to a net loss of ($2.0) million or ($0.15) per share in the comparable prior year period.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the second quarter increased 81% to $8.9 million, or 4.1% of total revenues compared to $4.9 million, or 3.0% of total revenue for the comparable prior year period (see attached reconciliation “Table 2”).

First Half Operations Review

For the six months ended July 30, 2011 (“first half of fiscal 2012) total revenues increased 31.6% to $502.7 million, compared to $382.1 million in the comparable prior year period. For the first half of fiscal 2012, Rafaella contributed $61.8 million in total revenue, while the Company’s core organic businesses grew 15.4%. This increase is attributable to the continued success within the Company’s golf, Perry Ellis Collection, Hispanic, and direct to consumer businesses.

EBITDA for the first half of fiscal 2012 increased 52% to $42.5 million, or 8.5% of total revenue, compared to $28.0 million, or 7.3% of total revenue, in the prior year. Rafaella delivered $9.4 million of EBITDA for the first half of fiscal 2012 and is contributing significantly to the Company’s continued operating margin improvement. Continued growth and expansion of the Company’s core businesses added an additional $5.0 million to EBITDA, a 176% improvement compared to the first half of fiscal 2011.

As reported under generally accepted accounting principles (“GAAP”) net income attributable to Perry Ellis International, Inc. for the first half of fiscal 2012 increased 87% to $17.2 million, or $1.08 per fully diluted share, compared to $9.2 million or $0.66 per fully diluted share in the six months ended July 31, 2010 (“first half of fiscal 2011”).

Net income attributable to Perry Ellis International, Inc, as adjusted, for the first half of fiscal 2012 (see attached reconciliation “Table 1”) grew by 91.3% to $18.6 million compared to $9.7 million last year. Net Income, as adjusted, excludes the impact of the cost on early extinguishment of the senior subordinated 2013 notes and duplicated interest from March 8, 2011 to April 6, 2011 associated with the interest during the time that the retired debt and the new senior subordinated 2019 notes were simultaneously outstanding.

Balance Sheet Update

The Company ended the second quarter of fiscal 2012 with $34.1 million in cash and cash equivalents and full availability under its senior credit facility. Accounts receivable totaled $110.2 million compared to $85.3 million at July 31, 2010. This increase includes the addition of the Rafaella sportswear business. Excluding Rafaella, receivables increased by 23% in line with the organic revenue increase for the quarter. The quality of the receivables continues to be strong and the Company is pleased with the financial strength of its current customer base.

Inventories were $211.5 million at quarter end including $21 million associated with the acquired Rafaella business. Excluding Rafaella, the inventory increase reflects the Company’s planned increases of additional weeks of supply in its replenishment and program businesses totaling $22 million to support forward business, $14 million in inventory for new businesses and retail stores, early receipts totaling approximately $26 million for holiday and spring inventory, and for inventory required for fall shipping for third quarter sales. Inventory quality and aging remains current.

Fiscal 2012 Guidance

The Company forecasts revenue exceeding $1.0 billion for full fiscal year 2012. Total EBITDA for the year is expected to approach $90 million, thereby approaching a 9.0% EBITDA margin for fiscal 2012.

Based on the Company’s first half of fiscal 2012 performance and current business trends, the Company now expects earnings per diluted share for full year fiscal 2012 in a range of $2.45 - $2.52 compared to previous guidance of $2.40 - $2.50.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue® and Miller’s Outpost®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway®, TOP-FLITE®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

SOURCE: Perry Ellis International, Inc.

Integrated Corporate Relations

Allison Malkin, 203-682-8225

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Six Months Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Revenues
Net sales	$208,596	$155,622	$491,371	$369,864
Royalty income	5,839	6,132	11,353	12,239

Total revenues	214,435	161,754	502,724	382,103
Cost of sales	142,167	103,601	333,486	245,206

Gross profit	72,268	58,153	169,238	136,897
Operating expenses
Selling, general and administrative expenses	63,370	53,249	126,745	108,875
Depreciation and amortization	3,424	3,018	6,613	6,137

Total operating expenses	66,794	56,267	133,358	115,012

Operating income	5,474	1,886	35,880	21,885
Cost on early extinguishment of debt	—	730	1,306	730
Interest expense	3,769	3,361	8,435	7,108

Net income before income taxes	1,705	(2,205)	26,139	14,047
Income tax (benefit) provision	(142)	(317)	8,914	4,559

Net income	1,847	(1,888)	17,225	9,488

Less: net income attributable to noncontrolling interest	—	85	—	262

Net income (loss) attributable to Perry Ellis International, Inc.	$1,847	$(1,973)	$17,225	$9,226

Net income (loss) attributable to Perry Ellis International, Inc. per share
Basic	$0.12	$(0.15)	$1.16	$0.71

Diluted	$0.11	$(0.15)	$1.08	$0.66

Weighted average number of shares outstanding
Basic	15,289	13,170	14,855	13,019
Diluted	16,464	13,170	16,001	14,029

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	July 30, 2011	January 29, 2011

Assets
Current assets:
Cash and cash equivalents	$34,139	$18,524
Accounts receivable, net	110,196	129,534
Inventories	211,517	178,217
Other current assets	34,965	36,785

Total current assets	390,817	363,060

Property and equipment, net	54,992	55,077
Intangible assets	259,913	262,647
Other assets	8,545	4,946

Total assets	$714,267	$685,730

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$82,237	$73,890
Accrued expenses and other liabilities	24,625	30,650
Accrued interest payable	4,978	3,744
Unearned revenues	4,279	4,438

Total current liabilities	116,119	112,722

Long term liabilities:
Senior subordinated notes payable, net	150,000	105,221
Senior credit facility	—	97,342
Real estate mortgages	25,492	25,793
Deferred pension obligation	12,325	13,120
Unearned revenues and other long term liabilities	32,473	28,592

Total long term liabilities	220,290	270,068

Total liabilities	336,409	382,790

Equity

Total equity	377,858	302,940

Total liabilities and equity	$714,267	$685,730

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and six months ended July 30, 2011 and July 31, 2010 earnings per share to adjusted earnings per share.

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net income (loss) attributable to Perry Ellis International, Inc.	$1,847	$(1,973)	$17,225	$9,226
Plus:
Cost on early extinguishment of debt	—	730	1,306	730
Duplicate interest from March 8 to April 6, 2011	—	—	745	—
Less:
Tax benefit	—	(256)	(718)	(256)

Net income attributable to Perry Ellis International, Inc., as adjusted	$1,847	$(1,499)	$18,558	$9,700

	Three Months Ended		Six Months Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net income (loss) attributable to Perry Ellis International, Inc. per share, diluted	$0.11	$(0.15)	$1.08	$0.66
Plus:
Net per share cost on early extinguishment of debt	$—	$0.04	$0.05	$0.03
Net per share duplicate interest from March 8 to April 6, 2011	$—	$—	$0.03	$—

Net income (loss) attributable to Perry Ellis International, Inc., as adjusted, per share, diluted	$0.11	$(0.11)	$1.16	$0.69

“Adjusted net income attributable to Perry Ellis International Inc. per share, diluted” consists of “net income attributable to Perry Ellis International Inc. per share, diluted” adjusted for the impact of the cost on early extinguishment of debt and the duplicate interest from March 8, 2011 to April 6, 2011 associated with the interest during the time that the retired debt and the new debt were simultaiously outstanding. These costs are not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Net income (loss) attributable to Perry Ellis International, Inc.	$1,847	$(1,973)	$17,225	$9,226
Plus:
Depreciation and amortization	3,424	3,018	6,613	6,137
Interest expense	3,769	3,361	8,435	7,108
Net income attributable to noncontrolling interest	—	85	—	262
Cost on early extinguishment of debt	—	730	1,306	730
Income (benefit) tax provision	(142)	(317)	8,914	4,559

EBITDA	$8,898	$4,904	$42,493	$28,022

Gross profit	$72,268	$58,153	$169,238	$136,897
Less:
Selling, general and administrative expenses	(63,370)	(53,249)	(126,745)	(108,875)

EBITDA	8,898	4,904	42,493	28,022

Total revenues	$214,435	$161,754	$502,724	$382,103

EBITDA margin percentage of revenues	4.1%	3.0%	8.5%	7.3%

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt, and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.